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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 8, 1998

                                    THQ INC.
               (Exact name of registrant as specified in charter)

                                    Delaware
                          (State or other jurisdiction
                       of incorporation or organization)

                        Commission file Number: 0-18813

                                   13-3541686
                      (I.R.S. employer identification no.)

                          5016 North Parkway Calabasas
                          Calabasas, California 91302
                        (Address of principal executive
                          offices, including zip code)

                                 (818) 591-1310
                        (Registrant's telephone number,
                              including area code)

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ITEM 5. OTHER EVENTS.

     The Cautionary Statement Regarding Forward-Looking Statements and risk factors filed by the Registrant as Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated March 30, 1998, and the description of Registrant's business set forth in Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, are hereby modified and superseded as follows:

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
                                AND RISK FACTORS

     The Company's filings with the Securities and Exchange Commission, its press releases and its other public statements may include, or may incorporate by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements relating to the Company's objectives, strategies, plans, intentions and expectations, and all statements (other than statements of historical facts) that address actions, events or circumstances that the Company or its management expects, believes or intends will occur in the future, are forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated in the forward-looking statements, including without limitation risks and uncertainties relating to the following:

TERMINATION OF WCW LICENSE

     In March 1998, the Company announced that its current license agreement with Turner's World Championship Wrestling ("WCW") will not be renewed. The WCW license agreement expires on December 29, 1998, and permits the Company to continue to sell games on hand and in process at that date through June 29, 1999. Products released by the Company under this license accounted for 39% of the Company's revenues in 1997, 87% of the Company's revenues in the first quarter of 1998 and 25% of the Company's revenues in the second quarter of 1998.

     In June 1998, the Company announced that, in partnership with JAKKS Pacific, Inc. ("JAKKS Pacific"), a manufacturer and marketer of toys, it had signed an exclusive license agreement with Titan Sports, Inc. ("Titan") to publish electronic games based on the World Wrestling Federation ("WWF") franchise on all hardware platforms ("Platforms"). The games will be designed, developed, manufactured and marketed by a joint venture of the Company and JAKKS Pacific. The Company will oversee product development and sale, and the Company and JAKKS Pacific will co-manage the marketing of the games. The Company and JAKKS Pacific will share equally any profits generated by this joint venture after recoupment of advances paid by the Company and JAKKS Pacific to Titan.

     The license agreement with Titan permits the joint venture to release its first WWF game after November 16, 1999, and the Company expects that the first game produced under this license will be released in late 1999. The term of the license agreement expires on December 31, 2009, subject to a right of the joint venture to renew the license for an additional five years under certain conditions.

     The Company has four additional games scheduled for distribution in 1998 and early 1999 under its WCW license. There can be no assurance that any of these games, or any of the games to be released under the WWF license, will attain the success in the marketplace attained by the WCW games previously released by the Company. In addition, because the license fees payable under the WWF license are higher than those payable under the WCW license, and because the Company must share any profits from the WWF games with JAKKS Pacific, there can be no assurance that the Company will earn profits from WWF games that are commensurate with those generated by the Company's WCW games. Finally, since the Company will not be selling any WCW games after June 1999, the Company's results of operations may be materially and adversely affected by these developments.

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     Since the WWF games will be published by a joint venture of which the
Company owns 50%, the revenues generated by such games will not be reflected in the Company's consolidated net sales and the expenses of the joint venture will not be included in the Company's consolidated operating expenses. Instead, the Company will recognize its proportionate share of the joint venture's net income or (under certain circumstances) net loss on a current basis.

ACQUISITION OF PROPERTIES AND DEVELOPMENT OF NEW TITLES

     The Company's continuing profitability is a direct result of its ability to timely develop and sell new interactive entertainment software titles ("Titles") for use on particular hardware platforms. Consumer preferences for interactive entertainment software ("Software") are difficult to predict, and few Software titles achieve sustained market acceptance. If revenues from new Titles fail to replace declining revenues from existing Titles, the Company would be materially and adversely affected.

     The development of new Titles is dependent in substantial part upon the Company's identification and exploitation in a timely manner of Titles based upon entertainment projects (such as movies, television programs and arcade games), sports and entertainment personalities, or popular sports, trends or concepts ("Properties") that have high public visibility or recognition or that reflect the trends of popular culture. The determination of which Titles the Company should develop is highly subjective and there can be no assurances that any new Title will be successful. In addition, the Company is in competition with numerous other Software companies for licenses to develop Software based on such Properties. To the extent competition intensifies for licenses to highly desirable Properties, the Company may encounter increased difficulty in obtaining these licenses. The failure of the Company to accurately identify and secure the rights to Properties that are or will become popular would have a material adverse effect on the Company.

     Properties often generate significant public interest for periods that are unpredictable and short. Consequently, the Company's commercially successful Titles may be marketable in material quantities for only a limited time, often for less than six months. As is typical of Software, the life cycle of a Title generally consists of a relatively high level of sales during the first few months after introduction, followed by market saturation and a decline in sales. Accordingly, substantially all of the Company's net sales for a particular year are generated by Titles released in that year and in the latter part of the prior year. In some instances, a sales decline may also be accompanied by decreasing sales prices, which may result in credits or allowances to the Company's customers. See "-- Discounts, Allowances and Returns; Inventory Management." In addition, the development cycle for new Titles, including the development of the necessary game software, approval by the Manufacturer and production of the initial cartridges or CD-ROMs, typically has ranged from 9 to 24 months. During such period, the market appeal of a Title may decline. To the extent the Company experiences delays in the development or shipments of new Titles, or if new Titles are not successful in the market, the Company would be materially and adversely affected.

     For the reasons set forth above, there can be no assurance that the Company will be able to release Titles scheduled for release within such scheduled time period or at all, or that the Company will be able to secure the rights to new Titles at a rate that will maintain the Company's current development and release schedule.

DISCOUNTS, ALLOWANCES AND RETURNS; INVENTORY MANAGEMENT

     Although the Company's arrangements with its distributors and retailers generally do not give such customers the right to return manufactured products embodying the Titles (the "Products") to the Company (other than defective Products) or to cancel firm orders, the Company often negotiates accommodations to retailers (and, less often, to distributors) when demand for specific items falls below expectations for the purpose of maintaining its relationships with its customers. Such accommodations consist of acquiescing to the customer's request that not all booked orders be filled or that not all shipped orders be accepted, negotiated price discounts, credits against future orders and, less often, the return of Products to the Company. It is the Company's practice to accept all returns of defective or damaged Products.

     At the time of Product shipment, the Company establishes provisions against the gross revenues generated by such shipment based on estimates of future returns of, and other customer accommodations that
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may be granted with respect to, such Products, based on the Company's historical experience, retailer inventories and the Titles and other factors. For the years ended December 31, 1996 and 1997 and for the first six months of 1998, provisions of approximately $5.2 million, $10.5 million and $5.6 million, respectively, were taken against gross sales made during such periods, and as of June 30, 1998, the Company's aggregate reserve against accounts receivable for returns and customer accommodations was approximately $8.2 million.

     The Company cannot predict the amount or nature of accommodations that will be provided to its customers in future periods. Although the Company believes its reserves are adequate with respect to such matters, there can be no assurance that actual returns and other customer accommodations will not exceed the reserves established. To the extent such accommodations were to exceed the Company's reserves, the Company would be materially and adversely affected.

     The identification by the Company of slow-moving or obsolete inventory, whether as a result of requests from customers for accommodations or otherwise, would require the Company to establish reserves against such inventory or to write-down the value of such inventory to its estimated net realizable value. While the Company believes that substantially all of its current inventory is saleable in the ordinary course, there can be no assurance that in the future the Company will not be required to incur charges related to slow-moving or obsolete inventory.

REVENUE FLUCTUATIONS AND SEASONALITY

     The Company has experienced and may continue to experience significant quarterly fluctuations in net sales and operating results due to a variety of factors, including the timing of the release of new Titles by the Company, the popularity of both new Titles and Titles released in prior periods, fluctuations in the mix of Titles with varying profit margins, the timing of customer orders, the timing of shipments by the manufacturers, fluctuations in the size and rate of growth of consumer demand for Software for various Platforms, the timing of the introduction of new Platforms and the accuracy of retailers' forecasts of consumer demand. The Company's expenses are based, in part, on its expectations of future revenues and, as a result, operating results would be disproportionately and adversely affected by a decrease in sales or a failure by the Company to meet its sales expectations. In addition, the Software market is highly seasonal, with sales typically significantly higher during the fourth quarter (due primarily to the increased demand for interactive games during the year-end holiday buying season). There can be no assurance that the Company can maintain consistent profitability on a quarterly or annual basis.

CUSTOMER CONCENTRATION AND CREDIT RISK

     Sales to the Company's ten largest customers collectively accounted for approximately 54% of the Company's gross sales in 1996, 67% of the Company's gross sales in 1997 and 64% of the Company's gross sales in the first six months of 1998. The Company has no written agreement or other understanding with any of its customers that relates to future purchases, and thus such purchases could be terminated at any time. A termination of or other adverse change in the Company's relationship with any of its largest customers would have a material adverse effect on the Company.

     The Company's sales of Products are typically made on credit, with terms that vary depending upon the customer and demand for such Products. Normally the Company does not hold any collateral to secure payment by its customers, and currently does not factor any of its receivables. Thus, the Company bears the risk of its customers' and distributors' inability to pay such receivables or the effect of any delay in such payment. Retailers and distributors compete in a volatile industry and are subject to the risk of business failure. A business failure by any of the Company's largest customers would have, and a business failure by any of the Company's distributors or other retailers could have, a material adverse effect on the Company.

RISKS ASSOCIATED WITH THE DEVELOPMENT AND MARKETING OF PC TITLES

     In May 1998, the Company acquired GameFx, Inc. ("GameFx") which has games under development for the PC market incorporating that company's proprietary 3-D graphics technology. The Company also intends to exploit this technology in selected games for other Platforms. Following this acquisition, the
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Company decided to discontinue the operations of Heliotrope Studios, Inc., a software development studio acquired in 1996 that developed Pax Imperia: Eminent Domain for the Company. As a result, the Company's internal Software development is currently conducted solely at GameFx.

     While certain key employees of GameFx have experience developing PC games, GameFx has not previously released any such games and the Company's development experience in this segment of the Software market has been limited to Pax
Imperia: Eminent Domain. The development and marketing of such games can be expected to subject the Company to risks in addition to those encountered in the development and marketing of console games, some of which may not be anticipated by the Company. Such risks include the ability to accurately predict which Titles have appeal to the purchasers of interactive games for PCs, greater reliance on distributors in order to obtain retail distribution, and the greater retailer returns experienced for PC games. There can be no assurance that the Company will be able to successfully develop and market Titles for the PC market.

RISKS ASSOCIATED WITH ACQUISITIONS

     Consistent with its strategy to enhance distribution and product development capabilities, the Company intends to continue to pursue acquisitions of companies and intellectual property rights and other assets that can be acquired on acceptable terms and which the Company believes can be operated or exploited profitably. Some of these acquisitions could be material in size and scope. There can be no assurance that the Company will be successful in identifying suitable acquisitions. If any potential acquisition opportunities are identified, there can be no assurance that the Company will consummate such acquisitions or if any such acquisition does occur, that it will be successful in enhancing the Company's business or be accretive to the Company's earnings. As the Software business continues to consolidate, the Company faces significant competition in making acquisitions and may in the future face increased competition for acquisition opportunities, which may inhibit its ability to complete suitable transactions. Future acquisitions could also divert substantial management time, could result in short term reductions in earnings or special transaction or other charges and may be difficult to integrate with existing operations or assets.

     The Company may, in the future, issue additional shares of the Company's common stock (the "Common Stock") in connection with one or more acquisitions, which may dilute its shareholders.

DEPENDENCE ON THE PLATFORM MANUFACTURERS

     The Company is wholly dependent on the Manufacturers and its non-exclusive licenses with the Manufacturers (the "Platform Licenses") for the right to publish Titles for these Platforms and for the manufacture of its Titles. The Company's Platform License for the PlayStation and Nintendo 64 require that the Company obtain approval for the publication of new Titles on a Title-by-Title basis. As a result, the number of Titles the Company is able to publish for these Platforms, and thus the Company's revenues from Titles for these Platforms, may be limited.

     In the event that, at the end of the term of the current Platform License with a Manufacturer, such Manufacturer chooses not to renew or extend such agreement, or if a Manufacturer were to terminate such license for any reason, the Company would be unable to publish additional Titles for such Manufacturer's Platform, which would materially and adversely affect the Company.

     Each of the Manufacturers is the sole manufacturer of the Products published by the Company under license from such Manufacturer. Each Platform License provides that such Manufacturer may raise prices for the Titles at any time and include other provisions giving the Manufacturer substantial control over the Company's release of new Titles. Furthermore, the relatively long manufacturing cycle for cartridge-based Products (from 30 to 60 days) requires the Company to accurately forecast retailer and consumer demand for its Titles. Since each of the Manufacturers is also a publisher of Software for its own Platforms, and also manufactures products for all of its other licensees, a Manufacturer may give priority to its own products or those of other publishers in the event of insufficient manufacturing capacity. If the Company experiences unanticipated delays in the delivery of Products for these or any other reasons, the Company would be materially and adversely affected.
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RECOVERY OF PREPAID ROYALTIES, GUARANTEES AND CAPITALIZED DEVELOPMENT COSTS

     The Company typically enters into agreements with licensors of Properties and developers of Titles that require advance payments of royalties and/or guaranteed minimum royalty payments. There can be no assurance that the sales of Products for which such royalties are paid will be sufficient to cover the amount of these required royalty payments. The Company capitalizes its advances to developers as prepaid royalties and capitalizes internal Software development costs for each PC Title incurred after the establishment of technological feasibility of the Title. (The Company has not incurred material internal development costs for console Titles.) Amortization of these payments and costs is determined on a title-by-title basis based on the greater of (i) the ratio of current gross revenues for a Title to the sum of its current and anticipated gross revenues, or (ii) the straight-line method over the estimated remaining economic life of the Title. The Company analyzes such capitalized costs quarterly and writes off associated prepaid and deferred royalties and Software development costs when, based on the Company's estimate, future revenues will not be sufficient to recover such amounts. If the Company were required to write off prepaid royalties or capitalized development costs in excess of the amounts reserved therefor, the Company's results of operations could be materially and adversely affected.

CHANGES IN CONSUMER DEMAND AND TECHNOLOGY

     During the approximately 20-year history of the Software industry, there have been periods of significant growth in consumer interest, followed by periods in which growth has substantially declined. The Company's sales are dependent, among other factors, on the popularity and unit sales of Platforms generally, as well as the relative popularity and unit sales of the Platforms of the various Manufacturers. The relative popularity of Platforms has experienced wide fluctuations in recent years. Unexpected declines in the popularity of a particular Platform can be expected to have a material adverse effect on consumer demand for Titles released or scheduled for release for such Platform.

     The Software industry is characterized by rapid technological change. As a result, the Company must continually anticipate and adapt its offerings to emerging Platforms and evolving consumer preferences. The development of Software for new Platforms requires substantial investment. Generally, such development efforts must occur well in advance of the release of new Platforms in order to introduce Titles on a timely basis following the release of such Platforms. The development and marketing of Titles for new Platforms may require greater financial and technical resources than are currently available to the Company. In addition, there can be no assurance that the new Platforms for which the Company develops Titles will achieve market acceptance and, as a result, there can be no assurance that the Company's development efforts with respect to such new Platforms will lead to marketable Titles or Titles that generate sufficient revenues to recover their development and marketing costs. This risk can be expected to increase in the future, as continuing increases in development costs require corresponding increases in net sales in order for the Company to maintain profitability. In addition, as the Company introduces CD-ROM Titles for PCs, the Company's game Software must maintain compatibility with such computers, their operating software and their hardware accessories. The failure of the Company to timely develop Titles for new Platforms that achieve significant market acceptance, to maintain net sales that are commensurate with product development costs, or to maintain such compatibility would have a material adverse effect on the Company.

     The introduction of new Platforms and technologies can render existing Software obsolete and unmarketable. More commonly, as more advanced Platforms are introduced, consumer demand for Software for older Platforms diminishes. There can be no assurance that, as a result of such reduced consumer demand for Titles on older Platforms, the Company's Titles for such Platforms will generate sufficient sales to make such Titles profitable. The Company intends to continue to publish new Titles for older Platforms for so long as the Company believes there is a significant market for such Titles.

     A number of Software publishers who compete with the Company have developed or are currently developing Software for use by consumers over the Internet. While the Company believes that the market for such Software has not had a material effect on the sales of its Products, future increases in the availability of

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such Software or technological advances in such Software or the Internet could result in a decline in Platform-based Software and thus have a material adverse effect on the Company.

YEAR 2000 COMPLIANCE

     The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process date fields containing a 2-digit year is commonly referred to as the "Year 2000 Compliance" issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information. The Company has reviewed all significant internal applications and believes that no material modifications are necessary to ensure Year 2000 Compliance.

     The Company is in the process of communicating with others with whom it does significant business (including its major retail accounts and certain providers of Product distribution information services) to determine their Year 2000 Compliance readiness and the extent to which the Company is vulnerable to any third party Year 2000 issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

COMPETITION

     The Software industry is intensely competitive. The Company competes, for both licenses to Properties and the sale of Software, with the Manufacturers, each of whom is the largest developer and marketer of Software for its Platforms. There can be no assurance that these companies will not increase their own Software development efforts. As a result of their commanding positions in the industry as the manufacturers of Platforms and publishers of Software for their Platforms, the Manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and purchases than do any of their licensees, including the Company. In addition, each of the Manufacturers and many of the Company's other competitors (such as Acclaim Entertainment, Inc., Activision, Inc., Electronic Arts Inc., GT Interactive Software Corp., Midway Games Inc. and Microsoft Corporation) have broader Software lines and greater financial, marketing and other resources than the Company. These competitive advantages enable such competitors to market their Software more aggressively and make higher offers or guarantees in connection with the acquisition of licensed Properties. In addition, as competition for retail shelf space becomes more intense, the Company may need to increase marketing expenditures to maintain sales of its Titles; and as competition for popular Properties increases, the cost of acquiring licenses for such Properties is likely to increase, resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced profit margins would have a material adverse effect on the Company. There can be no assurance that the Company will be able to compete successfully with the Manufacturers and their other licensees in the future.

     Each of the Manufacturers has dozens of active licensees, each of which is also a competitor of the Company. Each of the Manufacturers and many of these other competitors (such as Acclaim Entertainment, Inc., Activision, Inc., Electronic Arts Inc., GT Interactive Software Corp., Microsoft Corporation and Midway Games Inc.) have broader Software lines and greater financial, marketing and other resources than the Company. These competitive advantages enable such competitors to market their Software more aggressively and make higher offers or guarantees in connection with the acquisition of licensed Properties. In addition, as competition for retail shelf space intensifies, the Company may need to increase marketing expenditures to maintain sales of its Titles; and as competition for popular Properties increases, the cost of acquiring licenses for such Properties is likely to increase, resulting in reduced margins.

     In addition, the market for the Company's Products is characterized by significant price competition and the Company may face increasing pricing pressures from its current and future competitors. Accordingly, there can be no assurance that competitive pressures will not require the Company to reduce its prices. Any material reduction in the price of the Company's Products would adversely affect operating income as a percentage of net revenue and would require the Company to increase unit sales in order to maintain net revenue.

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     The Company believes that large diversified entertainment companies, in addition to large software companies, are increasing their focus on the Software market, which will result in greater competition for the Company. In particular, many of the Company's competitors are developing on-line interactive games and interactive networks that will be competitive with the Company's interactive products. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial conditions.

DEPENDENCE ON KEY PERSONNEL

     The Company relies to a substantial extent on the management, marketing, sales, technical and software development skills of a limited number of employees to formulate and implement its business plan, including the development of its Titles. The Company's success depends upon, to a significant extent, its ability to attract and retain key management and software development personnel. Competition for such employees is intense and the process of locating key personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. The loss of services of key personnel could have a material adverse effect on the Company. The only officers with whom the Company has employment agreements are Brian J. Farrell, its President and Chief Executive Officer, and C. Noah Davis, its Chief Technology Officer.

PROPRIETARY RIGHTS OF THE COMPANY

     Other than its licenses from the Manufacturers to produce Titles and its licenses to develop and/or publish Titles based on Properties owned or controlled by others, the Company generally does not have any material proprietary rights, technology or intellectual property.

     As a result of the proprietary rights of the Manufacturers and the efforts taken by the Manufacturers to protect such rights, the Company does not believe that there is a material amount of unauthorized copying of the Company's Products. However, unauthorized production occurs in the computer software industry generally, and were a significant amount of unauthorized production of the Company's CD-ROM Products for PCs to occur, the Company could be materially and adversely affected.

FOREIGN SALES AND CURRENCY FLUCTUATIONS

     For fiscal years 1996 and 1997 and the first six months of 1998, foreign sales represented approximately 30%, 16% and 17%, respectively, of the Company's net sales, and the Company expects that foreign sales will account for an increasing portion of its net sales in future periods. Foreign sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other barriers, difficulties in staffing and managing foreign operations and the possibility of difficulty in accounts receivable collection. There can be no assurance that these or other factors will not have an adverse effect on the Company's future foreign sales.

     Because the majority of foreign sales are made in U.S. dollars, the Company does not believe that foreign currency fluctuations have had a material effect on its results of operations. To the extent the Company's foreign sales increase and such sales are not denominated in U.S. dollars, the Company reported sales and results of operations could be materially and adversely affected by foreign currency fluctuations. The Company has not engaged in any foreign exchange hedging activities and does not have any current plans to engage in any such activities.

VOLATILITY OF SHARE PRICE

     The market price of the Common Stock has been, and is likely to continue to be, highly volatile. In addition, there has been a history of significant volatility in the market prices for shares of other companies engaged in the Software industry. Factors such as the timing and market acceptance of new Titles, the introduction of new Software by the Company's competitors, loss of key personnel of the Company, variations in quarterly operating results or changes in market conditions in the Software industry generally could have a significant impact on the market price of the Common Stock. Thus, there can be no assurance that the market price of the Common Stock will not continue to experience extreme volatility.

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ANTI-TAKEOVER PROVISIONS; CERTAIN PROVISIONS OF DELAWARE LAW, CERTIFICATE OF
INCORPORATION AND BYLAWS

     Certain provisions of Delaware law, the Company's certificate of incorporation and the Company's bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Certain of these provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock without any further vote or action by the holders of Common Stock. The issuance of preferred stock of the Company could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

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                                    BUSINESS

INTRODUCTION

     THQ develops, publishes and distributes interactive entertainment software for the leading hardware platforms in the home video game market. The Company currently publishes titles for the PlayStation, Nintendo 64, Game Boy and personal computers in most interactive software genres, including action, adventure, driving, fighting, puzzle, role playing, simulation, sports and strategy. The Company's customers include Wal-Mart, Toys "R" Us, Kay Bee Toys, Target, Electronics Boutique, Best Buy, other national and regional retailers, discount store chains and specialty retailers.

     The Company's titles are developed both internally and under contract with independent developers, and are typically based on properties licensed from third parties. The Company continually seeks to identify and exploit for development, Titles based upon entertainment projects (such as movies, television programs and arcade games), sports and entertainment personalities, or popular sports, trends or concepts that have high public visibility or recognition or that reflect the trends of popular culture. Other than Titles that the Company may release on CD-ROM for use on PCs, all of the Company's products consist of cartridges and CD-ROMs manufactured for the Company by the Manufacturers.

THE INTERACTIVE ENTERTAINMENT INDUSTRY AND TECHNOLOGY

     The home video game Software market consists both of (i) cartridge-based and CD-ROM-based Software for use solely on dedicated hardware systems, and (ii) Software distributed on CD-ROMs for use on PCs. Until 1996, most Software for dedicated Platforms was sold in cartridge form. However, CD-ROMs have become increasingly popular because they have substantially greater data storage capacity and lower manufacturing costs than cartridges.

     The first modern Platform was introduced by Nintendo in 1985 using "8-bit" technology. "8-bit" means that the central processing unit, or "chip," on which the Software operates is capable of processing data in 8-bit units. Subsequent advances in technology have resulted in continuous increases in the processing power of the chips that power both the Platforms and PCs. As the technology of the hardware has advanced, the Software designed for the Platforms has similarly advanced, with faster and more complex images, more lifelike animation and sound effects and more intricate scenarios. The larger data storage capacity of CD-ROMs enables them to provide richer content and longer play. Currently, the non-portable Platforms being marketed are based primarily on 32-bit and 64-bit technology. Portable Platforms are less sophisticated technologically and do not require television monitors.

     The following table sets forth the year of release in the United States of each of the Manufacturers' Platforms for which the Company has published titles and the technology on which such Platforms are based:

                                                     DATE OF U.S.
            MANUFACTURER                PLATFORM     INTRODUCTION      TECHNOLOGY
            ------------                --------     ------------      ----------
Nintendo............................  NES              1985              8-bit
Nintendo............................  Game Boy         1989         8-bit (portable)
Sega................................  Game Gear        1991         8-bit (portable)
Sega................................  Genesis          1989              16-bit
Nintendo............................  SNES             1991              16-bit
Sega................................  Saturn           1995              32-bit
Sony................................  PlayStation      1995              32-bit
Nintendo............................  Nintendo 64      1996              64-bit

     The Company believes that the success of Software is dependent on the graphic look and feel of the Software, the depth and variation of game play and the popularity of the Property on which the Software is based. As new Platforms are introduced, Software for such Platforms requires new standards of design and technology to fully exploit such Platforms' capabilities and requires that Software developers devote substantial resources to product design and development.

BUSINESS STRATEGY

     The Company's goals are to expand its position as a leading provider of exciting, high-quality Software for use on a variety of Platforms and to continue to emphasize profitability by maintaining strict cost controls and managing the risks associated with software development. In order to achieve these goals, management is focused on implementing the following strategies:

     - Acquire and Develop Franchise Properties. The Company intends to increase the proportion of its Product content over which it has control by either acquiring or developing its own proprietary titles or obtaining exclusive licenses to established properties for certain platforms ("Franchise Properties"). Franchise Properties that have brand recognition and sustainable consumer appeal often allow the Company to exploit Titles over an extended period of time through the release of sequels and extensions and to re-release such products at different price points in the future. Examples of current exclusively licensed properties are BASS Masters Classic, Brunswick Tournament of Champions Bowling, Turner's World Championship Wrestling and Nickelodeon's Rugrats. In addition, the Company recently announced a joint venture to develop and distribute games based on the World Wrestling Federation franchise.

     - Expand Presence in PC Market. In 1997, only 3% of the Company's revenues were derived from sales of PC titles. The Company intends to significantly expand its presence in the PC market by offering high quality, low priced games that appeal to mass market and casual game players, with titles such as BASS Masters Classic, Brunswick World Tournament of Champions Bowling and WCW Nitro and, by offering more complex, compelling gaming experiences to the enthusiast, or core gamer market, with titles such as Redjack: Revenge of the Brethren and Excession. In order to enhance the Company's PC development capabilities, THQ recently acquired GameFx, an applied technology development studio. GameFx provides THQ with the capability to develop leading edge products for the PC platform and to compete in the expanding market for 3-D accelerated games. Certain of the Company's PC Titles are playable over the Internet, and the Company expects that the same will be true for many of its PC Titles under development.

     - Expand International Operations. The Company believes there is a substantial opportunity to expand its presence in foreign markets. In 1997, the interactive entertainment software industry's foreign sales represented over 45% of the industry's total sales. However, the Company's foreign sales accounted for only 16% and 17% of total revenues in the year ended December 31, 1997 and in the first six months of 1998, respectively. The Company intends to increase product offerings that appeal to foreign consumers and expand its marketing and distribution capabilities in territories such as Germany, France and Australia.

     - Leverage Domestic Distribution. In addition to its Franchise Properties, the Company identifies and licenses titles originally developed in foreign territories with proven or anticipated consumer acceptance and publishes localized versions of these products in the United States and other countries. This strategy allows the Company to augment its product line while limiting development risk. Examples of such titles include Quest 64, a role playing game developed in Japan for the Nintendo 64, The Granstream Saga, a role playing game developed in Japan for the PlayStation, and Broken Sword, an adventure game developed in the United Kingdom for the PlayStation.

     - Continue to Exploit the Game Boy Platform. The relatively low cost of developing properties for the Game Boy platform, combined with that platform's large installed base, provides the opportunity to generate continuing sales and profits with limited risk. The Company believes that the introduction of Game Boy Color, announced by Nintendo for late 1998, will continue to stimulate sales of software for the Game Boy platform for several years. Examples of titles recently introduced or expected to be introduced in 1998 for the Game Boy are Disney's Mulan, Disney/Pixar's A Bug's Life, Nickelodeon's Rugrats and World Cup Soccer.

     - Maintain Cost Controls and Manage Risk. The Company minimizes its fixed expenses by using independent software developers, adopting warehouse and shipping systems that closely link fulfillment costs to sales volumes, and compensating sales employees and representatives based on sales volumes. In addition, the Company attempts to reduce the risks associated with excessive or obsolete inventory by utilizing strict ordering and inventory controls.

     The Company intends to continue pursuing potential acquisition transactions consistent with these strategies. In addition, in order to create a closer relationship with independent developers, the Company may, from time to time, make investments or acquire minority interests in independent developers.

TITLES

     The Company has released an aggregate of 148 Titles as of June 30, 1998, consisting of nine Nintendo Entertainment System ("NES") Titles, 45 Game Boy Titles, seven Sega Game Gear Titles, 15 Sega Genesis Titles, 49 Super Nintendo Entertainment System ("SNES") Titles, three Saturn Titles, 15 PlayStation Titles, two Nintendo 64 Titles and three PC Titles. The Company continually seeks to acquire licenses to publish and distribute additional Titles.

     The following tables set forth, for each Platform, the Titles (i) released by the Company in 1997 and 1998 and anticipated to be released in 1998 and in the first four months of 1999, and (ii) the date of release (or anticipated release) of each Title. There can be no assurance that each of the Titles anticipated for release in 1998 and the first four months of 1999 will be released when scheduled, or at all.

                                            CATEGORY        PLATFORM         RELEASE DATE
TITLES RELEASED IN 1997 AND 1998            --------        --------         ------------
Williams Arcade Greatest Hits...........    Arcade          SNES             1/97
                                                            Sega Genesis     1/97
Williams Ms. Pacman.....................    Arcade          SNES             2/97
Williams NBA Hangtime...................    Arcade          SNES             2/97
                                                            Sega Genesis     2/97
Super Return of the Jedi................    Adventure       SNES             2/97
Super Empire Strikes Back...............    Adventure       SNES             2/97
WCW vs. the World.......................    Fighting        PlayStation      3/97
Disney's The Hunchback of Notre Dame --
  Topsy Turvy Games.....................    Arcade          Game Boy         3/97
Strikepoint "Hex Mission"...............    Action          PC               4/97
                                                            PlayStation      4/97
Tokyo Highway Battle....................    Racing          PlayStation      4/97
K-1 The Arena Fighters..................    Fighting        PlayStation      4/97
Disney's The Jungle Book................    Adventure       Game Boy         6/97
Disney's Aladdin........................    Adventure       Game Boy         6/97
Disney's The Lion King..................    Adventure       Game Boy         6/97
Disney's Ducktales......................    Adventure       Game Boy         6/97
Disney's Hercules.......................    Adventure       Game Boy         7/97
Brunswick World Tournament of               Sports          SNES             8/97
  Champions.............................
Bravo Air Race..........................    Racing          PlayStation      9/97
Madden NFL '98..........................    Sports          Sega Genesis     9/97
Timon & Pumbaa..........................    Arcade          SNES             10/97
Pax Imperia: Eminent Domain.............    Strategy        PC               10/97
NHL '98.................................    Sports          Sega Genesis     10/97
Disney's The Lion King..................    Adventure       SNES             10/97
Disney's The Jungle Book................    Adventure       SNES             10/97
WCW vs. NWO: World Tour.................    Fighting        Nintendo 64      11/97
Ghost in the Shell......................    Shooter         PlayStation      11/97
NBA Live '98............................    Sports          Sega Genesis     11/97
Vs......................................    Fighting        PlayStation      12/97
Madden NFL '98..........................    Sports          SNES             12/97
Jurassic Park Lost World................    Adventure       Game Boy         12/97

                                            CATEGORY        PLATFORM         RELEASE DATE
TITLES RELEASED IN 1997 AND 1998            --------        --------         ------------
FIFA Road to World Cup '98..............    Sports          Game Boy         12/97
WCW Nitro...............................    Fighting        PlayStation      1/98
Pax Imperia: Eminent Domain.............    Strategy        Macintosh        1/98
Ray Tracers.............................    Driving         PlayStation      2/98
NBA Live '98............................    Sports          SNES             3/98
Broken Sword: Shadow of the Templars....    Adventure       PlayStation      3/98
World Cup '98...........................    Sports          Game Boy         6/98
Quest 64................................    Adventure/Role  Nintendo 64      6/98
                                            Playing
The Granstream Saga.....................    Role Playing    PlayStation      6/98
BASS Masters Classic: Tournament
  Edition...............................    Simulation      PC               9/98

TITLES ANTICIPATED TO BE RELEASED IN 1998 AND 1999*
---------------------------------------------------
Brunswick Circuit Pro Bowling................          Sports          PlayStation      Summer '98
                                                                       PC               Summer '98
RedJack: Revenge of the Bretheren............          Adventure       PC               Summer '98
G. Darius....................................          Action          PlayStation      Summer/Fall '98
WCW/NWO Revenge..............................          Fighting        Nintendo 64      Summer/Fall '98
Disney's Mulan...............................          Adventure       Game Boy         Summer/Fall '98
Small Soldiers...............................          Adventure       Game Boy         Summer/Fall '98
Devil Dice...................................          Puzzle          PlayStation      Summer/Fall '98
Disney/Pixar's A Bug's Life..................          Adventure       Game Boy         Fall '98
Yoda Stories.................................          Adventure       Game Boy         Fall '98
Rugrats......................................          Adventure       PlayStation      Fall '98
                                                                       Game Boy         Fall '98
Penny Racers.................................          Driving         Nintendo 64      Winter '98/'99
International Rally Championship.............          Driving         PC               Winter '98/'99
WCW/Nitro....................................          Fighting        PC               Winter '98/'99
                                                                       Nintendo 64      Winter '98/'99
WCW/NWO Thunder..............................          Fighting        PlayStation      Winter '98/'99
Dead Unity...................................          Action/         PlayStation      Winter/Spring '99
                                                       Adventure       PC               Winter/Spring '99
Shao Lin.....................................          Fighting        PlayStation      Winter/Spring '99
Rugrats......................................          Adventure       Nintendo 64      Winter/Spring '99
Excession....................................          Action          PC               Winter/Spring '99

---------------
* Through the first four months of 1999. Excludes Titles the Company expects to release but which have not yet been publicly announced.

INTELLECTUAL PROPERTY LICENSES

     The Company's strategy includes the creation of exciting games based on licensed Properties that have attained a high level of consumer recognition or acceptance. The Company believes it enjoys excellent relationships with a number of licensors, including Disney, Viacom/Nickelodeon, Lucas Arts and DreamWorks.

     The Company pays royalties to its Property licensors that generally range from 2% to 20% of the Company's net sales of the Title. The Company must typically pay minimum guaranteed royalties over the license term and advance payments against such guarantees. License fees tend to be higher for Properties with proven popularity and less perceived risk of commercial failure. To the extent competition intensifies for licenses of highly desirable Properties, the Company may encounter difficulty in obtaining these licenses. See
"-- Competition." Licenses typically extend for two to three years, may be exclusive for a specific Title or line of Titles, and may in some instances be renewable upon payment of certain minimum royalties or the attainment of specified sales levels. Other licenses are not renewable upon expiration, and there can be no assurance that the Company and the licensor will reach agreement to extend the term.

     The Company's Property licenses generally grant the Company exclusive use of the Property for the specified Titles, on specified Platforms, within a defined territory and during the license term. However, licensors typically retain the right to exploit the Property for all other purposes, including the right to license the Property for use with other Platforms. Software published by third parties for use with other Platforms based on such Property may compete with Titles offered by the Company.

PLATFORM LICENSES

     The Company's business is dependent on its license agreements with the Manufacturers. All of such licenses are for fixed terms and are not exclusive. Each license grants to the Company the right to develop, publish and distribute Titles for use on such Manufacturers' Platforms, and requires that such Titles be embodied in products that are manufactured solely by such Manufacturer.

     The following table sets forth information with respect to the Company's Platform Licenses. In some instances, the Company has more than one Platform License for a particular Platform.

                                 NUMBER OF
MANUFACTURER    PLATFORM          TITLES             TERRITORY       EXPIRATION DATE(S)
------------    --------         ---------           ---------       ------------------
Nintendo       Nintendo 64  Title-by-Title(1)    North America and   November 1999
                                                 Latin America
Nintendo       Nintendo 64  Title-by-Title(1)    Europe and certain  January 2001
                                                 Asian countries
Nintendo       Game Boy     Title-by-Title(1)    North America and   January 2001
                                                 Latin America
Nintendo       Game Boy     10 per contract yr.  Europe and certain  August 2000
                                                 Asian countries
Sony           PlayStation  Title-by-Title(1)    U.S. and Canada     August 2002
Sony           PlayStation  Title-by-Title(1)    Europe              December 2005(2)

---------------
(1) This Platform License does not set a maximum number of Titles that the Company may publish in the designated territory; however, each Title must be approved by the Manufacturer prior to development of the Software.

(2) Continues year-to-year after such date unless terminated by either party.

     Nintendo charges the Company a fixed amount for each cartridge, which amount varies based, in part, on memory capacity. Sony similarly charges a per unit amount for each CD-ROM. These charges include a manufacturing, printing and packaging fee as well as a royalty for the use of the Manufacturer's name, proprietary information and technology, and are subject to adjustment by the Manufacturers at their discretion. The Manufacturers have the right to review, evaluate and approve a prototype of each Title and all packaging used by the Company in connection with the products.

     In addition, the Company must indemnify the Manufacturers with respect to all loss, liability and expense resulting from any claim against the Manufacturer involving the development, marketing, sale or use of the Company's Titles, including any claims for copyright or trademark infringement brought against the Manufacturer. As a result, the Company bears a risk not only that the Properties upon which the Titles are based, but also the information and technology licensed from the Manufacturer and incorporated in the products, may infringe the rights of third parties. While the Company's agreements with its independent Software developers and Property licensors typically provide for indemnification of the Company with respect to certain matters, there can be no assurance that, if any claim is brought by a Manufacturer against the Company for indemnification, such developers or licensors would have sufficient resources to in turn indemnify the Company, or that such indemnification would cover the matter that gave rise to the Manufacturer's claim against the Company.

     Each Platform License may be terminated by the Manufacturer if a breach or default by the Company is not cured by the Company after receipt of written notice thereof from the Manufacturer, or if the Company becomes insolvent. Upon termination of a Platform License for any reason other than a breach or default by the Company, the Manufacturer has the right to purchase from the Company, at the price paid by the Company, any product inventory manufactured by such Manufacturer for the Company that remains unsold for a specified period after such termination. Any such inventory not purchased by the Manufacturer must be destroyed. Upon termination as a result of a breach or default by the Company, any remaining inventory at such time must be destroyed, subject to the right of any institutional lender to the Company to sell such inventory for a specified period.

SOFTWARE DESIGN AND DEVELOPMENT

     Once the Company identifies and acquires a Property from a licensor, the Company designs and develops a game with features intended to exploit the characteristics of the Property and to appeal to the target consumers for such game. The Company's Software development process generally takes one of two forms.

     Internal Software Development. The Company's in-house development is currently conducted by GameFx and is supervised by the Company's Chief Technology Officer. GameFx, which the Company acquired in May 1998, is a developer of interactive Software utilizing proprietary 3-D graphics technology. The first PC game developed by GameFx, Excession, is expected to be released in the spring of 1999. The Company also intends to exploit GameFx's technology in other PC games as well as in selected games for other Platforms. GameFx is staffed by producers, programmers, Software engineers, artists, animators and game testers.

     External Software Development. The Company's external development is supervised by the Company's Vice President - Product Development. The Company contracts with independent Software developers to conceptualize and develop Titles under the Company's supervision. The Company's agreements with its Software developers are usually entered into on a Title-by-Title basis and generally provide for the payment of the greater of a fixed amount or royalties based on actual sales. The Company generally pays its developers installments of advances based on specific development milestones. Royalties in excess of the advances are based on a fixed amount per unit sold and range from $.30 to $10.00 per unit. The Company generally obtains ownership of the Software code and related documentation. The Company may make strategic investments in independent developers for the purpose of securing access to proprietary Software and talented developers.

     Upon completion of development, each Title is extensively "play-tested" by the Company and sent to the Manufacturer for its review and approval. Related artwork, user instructions, warranty information, brochures and packaging designs are also developed under the Company's supervision. The development cycle for new Titles, including the development of the necessary Software, approval by the Manufacturer and production of the initial products, typically has ranged from nine to 18 months. This relatively long development cycle requires the Company to assess whether there will be adequate retailer and consumer demand for a Title well in advance of its release.

MANUFACTURING

     The Manufacturers are the sole manufacturers of the products sold for use on their respective Platforms.

     After placing a purchase order with a Manufacturer and opening either a letter of credit in favor of the Manufacturer or line of credit with the Manufacturer, the Company sends to the Manufacturer the Title's Software code and a prototype, together with related artwork, user instructions, warranty information, brochures and packaging designs, for approval, defect testing and manufacture. The Manufacturers currently deliver cartridges to the Company within 30 to 60 days, and CD-ROMs within 10 to 14 days, after their receipt of an order and a corresponding letter of credit, if required.

     The Company is required by the Platform Licenses to provide a standard defective product warranty on all of the products sold. Generally, the Company is responsible for resolving, at its own expense, any warranty or repair claims. The Company has not experienced any material warranty claims.

MARKETING, SALES AND DISTRIBUTION

     The Company depends in large part on the high name recognition of the Properties on which its Titles are based to attract customers and to obtain shelf space in stores. The Company's sales activities are directed by the Company's Senior Vice President - Sales, who maintains contact with major retail accounts and manages the activities of the Company's independent sales staff and regional sales representatives.

     United States and Canadian Sales. The Company's Titles are promoted to retailers by display at trade shows, such as the annual Electronic Entertainment Expo (E3). The Company also conducts print and cooperative retail advertising campaigns for most titles and prepares promotional materials, including product videos, to increase awareness among retailers and consumers.

     The Company's product marketing efforts for the Titles released during the six months ended June 30, 1998 included national television, radio and print advertising campaigns in console and PC gaming publications. Quest 64, The Granstream Saga, Brunswick Circuit Pro Bowling and the WCW Titles for the PlayStation and Nintendo 64 were featured at various live events and in nationwide Sony and Nintendo van tours. Prima Publishing further supported Quest 64, The Granstream Saga and the WCW Titles at launch with strategy guides. The Company's Titles released during the first half of 1998 were supported by in-store retail promotions such as trailers, demo discs, standees, over-size boxes, posters and pre-sell giveaways. International publicity campaigns in gaming publications, magazines and newspapers included covers, contests, product previews, reviews and game strategies. In addition, the Company developed product-specific Internet sites and expanded online publicity and advertising efforts. The Company has supported several new Title launches with national television advertising in 1998.

     Most of the Company's sales consist of direct sales to retailers. The Company distributes its Titles primarily to mass merchandisers and national retail chain stores, including Toys "R" Us (representing 19% of net sales in 1997 and 12% for the first six months of 1998), Wal-Mart (representing 10% of net sales in 1997 and 14% for the first six months of 1998), Best Buy, Blockbuster Video, Kay Bee Toys, Electronics Boutique and Target. Sales to the Company's ten largest customers collectively accounted for approximately 67% of the Company's gross sales in 1997 and 64% of the Company's gross sales in the first six months of 1998. The Company has no written agreement or other understanding with any of its customers that relate to future purchases by such customers, and thus, purchases by such customers may terminate at any time.

     The Company utilizes electronic data interchange with most of its major domestic customers in order to (i) efficiently receive, process and ship customer product orders, and (ii) accurately track and forecast sell-through of products to consumers in order to determine whether to order additional products from the Manufacturers. The Company ships its products to its domestic customers from a public bonded warehouse in Southern California.

     The Company's agreements with its independent regional sales representatives set forth the representatives' exclusive territory, types of customers to be solicited, commission rate and payment terms. Such representatives do not have contractual authority to obligate the Company.

     The domestic retail price for the Company's Software generally ranges between $19 and $35 for Game Boy, between $19 and $49 for PlayStation, between $49 and $65 for Nintendo 64, and between $19 and $49 for PCs.

     Foreign Sales. Historically, the Company distributed its Titles in the United Kingdom, Europe and Australia. In 1997, the Company expanded its sales to Brazil, Singapore and other countries. The Company sells its Titles directly to retailers in the United Kingdom and to distributors for distribution in other countries. Products are shipped at the Company's expense to a public warehouse in the United Kingdom for foreign distribution. Foreign sales to distributors in countries other than the United Kingdom are shipped at the customer's expense directly to the customer's location. Sales to countries outside the United Kingdom, Europe and Australia have not constituted a material portion of the Company's foreign sales.

INTELLECTUAL PROPERTY RIGHTS

     Each Product and Title typically embody a number of separately protected intellectual property rights of the Manufacturer, the Property licensors and, to a lesser extent, the Company. The licensors of the Properties own the trademarks, trade names, copyrights and other intellectual Property rights relating to the Property on which the Titles are based. The Manufacturer owns the patents and substantially all of the other intellectual property embodied in the products. While the Company owns the game Software embodied in the products, the Company believes that such Software has little independent economic value. Accordingly, the Company must rely on the Manufacturers and the Property licensors with respect to protection from infringement of these property rights by third parties.

     Each of the Manufacturers incorporates security devices in their respective Platforms and products to prevent unlicensed use of its Platforms. In addition, Nintendo requires its licensees to display the "Nintendo Seal of Approval" to notify the public that the Title has been approved by Nintendo for use with a Nintendo Platform.

COMPETITION

     The Software industry is intensely competitive. The ability of the Company to compete successfully is based on its ability to identify and obtain licenses to commercially marketable Properties, to develop appealing Titles in a timely manner, to adapt its development capabilities with new technologies and to secure retail distribution. The Company competes for both licenses to Properties and the sale of its Titles with the Manufacturers, each of which is the largest developer and marketer of Software for its Platforms. There can be no assurance that these companies will not increase their own development efforts. As a result of their commanding positions in the industry as primary manufacturers of dedicated interactive entertainment hardware and publishers of Software, the Manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and purchases than do any of their licensees, including the Company. The Manufacturers often have lower suggested retail prices for their Software than do their licensees.

     Each of the Manufacturers has dozens of active licensees, each of which is also a competitor of the Company. Each of the Manufacturers and many of these other competitors (such as Acclaim Entertainment, Inc., Activision, Inc., Electronic Arts Inc., GT Interactive Software Corp., Microsoft Corporation and Midway Games Inc.) have broader Software lines and greater financial, marketing and other resources than the Company. These competitive advantages enable such competitors to market their Software more aggressively and make higher offers or guarantees in connection with the acquisition of licensed Properties. In addition, as competition for retail shelf space intensifies, the Company may need to increase marketing expenditures to maintain sales of its Titles; and as competition for popular Properties increases, the cost of acquiring licenses for such Properties is likely to increase, resulting in reduced margins.

     In addition, the market for the Company's Products is characterized by significant price competition, and the Company may face increasing pricing pressures from its current competitors. Accordingly, there can be no assurance that competitive pressures will not require the Company to reduce its prices. Any material reduction in the price of the Company's Products would adversely affect operating income as a percentage of net revenue and would require the Company to increase unit sales in order to maintain net revenue.

     The Company believes that some large diversified entertainment companies, in addition to large Software companies, are increasing their focus on the Software market, which will result in greater competition for the Company. In particular, many of the Company's competitors are developing on-line interactive games and interactive networks that will be competitive with the Company's interactive products. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition.

EMPLOYEES

     As of June 30, 1998, the Company had 113 full-time employees. All but 11 of such persons are located in the United States. None of the Company's employees is represented by a labor union or covered by a collective bargaining agreement. The Company believes that its relations with its employees are good.

PROPERTIES

     The Company's executive offices occupy approximately 17,400 square feet of office space at 5016 North Parkway Calabasas, Calabasas, California, pursuant to a lease expiring in July 2000. The Company also leases office space for sales and marketing personnel in Cupertino, California and Woking, England, and for development personnel near Boston, Massachusetts.

LEGAL PROCEEDINGS

     While the Company has been a party to legal proceedings from time to time, such legal proceedings have been ordinary and incidental to the Company's business and have not had a material adverse effect on the Company.

     The Company has received an informal inquiry from the Commission relating to trading in the Common Stock (including sales by directors and executive officers) prior to the time that the Company was advised that the WCW license agreement would not be extended beyond its current term. The Company is cooperating with this inquiry.

REVOLVING CREDIT AGREEMENT

     The Company has entered into an agreement with Imperial Bank that established the Company's revolving credit facility (the "Revolving Credit Facility"). In August 1998, the term of the Revolving Credit Facility was extended through August 31, 1999. As of August 31, 1998, the Company had no outstanding borrowings under the Revolving Credit Facility and had obligations in respect of outstanding letters of credit issued by Imperial Bank of $4.7 million.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly cause this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                          THQ INC.

                                          By:       /s/ FRED A. GYSI
                                            ------------------------------------
                                            Fred A. Gysi Vice
                                              President -- Finance
                                            and Administration

Date: September 8, 1998